Exhibit 4.2
THIS WARRANT AND THE SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, (III) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES OR (IV) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.
NXSTAGE MEDICAL, INC.
WARRANT TO PURCHASE                      SHARES
OF COMMON STOCK
Warrant No. W-[           ]
     THIS CERTIFIES THAT, for value received,                                                                     and its assigns are entitled to subscribe for and purchase                      shares (as adjusted pursuant to Section 4 hereof, the “Shares”) of the fully paid and nonassessable common stock, par value $0.001 per share (“Common Stock”), of NxStage Medical, Inc., a Delaware corporation (the “Company”), at the price of $5.50 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions set forth herein and in the Securities Purchase Agreement, dated as of even date herewith, by and between the Company and the initial holder of this Warrant. As used herein, the term “Date of Grant” means                     , 2008. As used herein, the term “Warrant” shall be deemed to include any warrants issued in exchange or upon transfer or partial exercise of this Warrant unless the context clearly requires otherwise.
          1. Term. (a) The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the earlier of (i)                     , 2013 or (ii) the consummation of any of the following transactions: (A) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business or (B) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or (C) any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of (each event described in the foregoing clauses (A) to (C) being a “Change of Control Event”), provided that the Company shall give the holder reasonably prior written notice of the proposed consummation of such Change of Control Event to permit the holder to exercise the rights under this Warrant.
          (b) If a Change of Control Event occurs, the Company shall promptly pay to the holder of this Warrant an amount calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix A hereto. Such payment shall be made (i) in cash from the

Company to the holder of the Warrant upon the occurrence of a Change of Control Event and upon the shareholders of the Company receiving cash from the third party acquirer of the Company at the closing of the transaction, (ii) in shares of Common Stock of the Company (with the value of each share of Common Stock of the Company being determined according to SCorp in Appendix A hereto) in the event that the Change of Control Event results in the shareholders of the Company receiving shares in the third party acquirer or another entity at the closing of the transaction, or (iii) in the event that the shareholders of the Company receive both cash and shares upon the occurrence of a Change of Control Event at the closing of the transaction, shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders of the Company.
          2. Method of Exercise; Payment; Issuance of New Warrant.
     (a) Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased. The person or persons in whose name(s) any certificate(s) representing the Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. As soon as practicable after the exercise of this Warrant and in any event within three trading days thereafter, upon the terms and subject to the conditions of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the holder, or as the holder may direct to a broker or other persons, a certificate or certificates for the number of Shares to which the holder shall be entitled on such exercise, in such denominations as may be requested by the holder. In lieu of delivering physical certificates for the Shares issuable upon any exercise of this Warrant, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, and that any legend upon the certificates for the Shares shall have been removed pursuant to Section 7 below, upon request of the holder, the Company shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such Shares by crediting the account of the holder’s broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time limitations herein as for stock certificates shall apply).
     (b) [On and after the Required Effective Date of the Registration Statement (as defined in the Securities Purchase Agreement) through the Term of this Warrant], in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election substantially in the form attached hereto as Exhibit A duly completed and executed (“Net

Exercise”). The Company shall issue to a holder who Net Exercises a number of Shares computed using the following formula:

Y (A - B)
X=	A
     Where

X =	The number of Shares to be issued to the holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Warrant Price (as adjusted to the date of such calculation (the “Determination Date”)).
     For purposes of this Section 2, the fair market value of a Warrant Share shall mean: the Volume Weighted Average Price (VWAP) of the Company’s common stock for the 10 consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice, or if the VWAP cannot be calculated for a security on a particular date, the fair market value shall be mutually determined by the Company and the holder of this Warrant. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
     “VWAP” means, for any security as of any date, an average price calculated by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the day for such security on the NASDAQ Global Market, as reported by Bloomberg, or, if the NASDAQ Global Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the NASDAQ Global Market is not the principal securities exchange or trading market for such security, the VWAP of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the VWAP, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).
     “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the

Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
     If there is no public market for the Common Stock, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.
     (c) In the event that this Warrant is exercised pursuant to this Section 2 in connection with the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a Rule 145 transaction) (“ Public Offering “), the fair market value per Share shall be the per share offering price to the public of the Public Offering.
          3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.
          4. Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
     (a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, then any such transaction shall not be consummated unless the Company, or such successor or purchasing corporation, as the case may be, shall have or shall have agreed to in writing to duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of the number of shares of Common Stock then purchasable under this Warrant. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.
     (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision or the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.
     (c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend or make a distribution to all of its stockholders with respect to its Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.
     (d) Milestone Adjustment. Upon the announcement of the Company’s earnings for the fourth quarter and year ended December 31, 2008, the Warrant Price shall be adjusted automatically to either (i) $3.00 per share, if the number of ESRD patients prescribed to receive therapy using the NxStage System One is less than 3,100 as reported in the Company Reports on December 31, 2008, or (ii) $6.50 per share, if the number of ESRD patients prescribed to receive therapy using the NxStage System is more than 3,500 as reported in the Company Reports on December 31, 2008. Any adjustment to the Warrant Price required by the preceding sentence shall be subject to any additional adjustment to such Warrant Price required due to the prior occurrence of any of the events set forth in clauses (a) to (c) and (e) of this Section 4.
     (e) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

          5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief executive officer, chief financial officer or any vice president setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant at such holder’s last known address.
          6. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Common Stock on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.
          7. Compliance with Securities Act; Disposition of Warrant or Shares of Common Stock.
     (a) Compliance with Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the Shares to be issued upon exercise hereof, are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, (III) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (IV) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

     Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. For the avoidance of doubt, the holder acknowledges that the Shares issued upon exercise of the Warrant at any time will be unregistered securities, subject to the rights of such holder to have the Shares registered as provided in Section 9 below.
     In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:
          (1) The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.
          (2) The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.
          (3) The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144, promulgated under the Act.
          (4) The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.
     (b) Disposition of Warrant or Shares. Subject to compliance with any applicable securities laws and conditions set forth in this Section 7(b), this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant in form and substance reasonably acceptable to the Company and the holder, Upon such surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee(s) in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant and this Warrant shall be promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Shares without having a new Warrant issued. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than one (1) business day after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such Shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
     (c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer or grant of a security interest in, this Warrant (or the shares of Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or a limited liability company of which the holder is a member, (iii) to another investment vehicle controlled or advised by the same manager or one of its affiliates in the case of any collective investment vehicle or similar holder, or (iv) to any affiliate of the holder if the holder is a corporation; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.
          8. Rights as Stockholders. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
          9. Registration Rights. The Company grants registration rights to the holder of this Warrant for any shares of Common Stock of the Company obtained upon exercise hereof as set forth in the Securities Purchase Agreement.

          10. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
          11. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or electronic mail, or (B) if delivered from outside the United States, by International Federal Express (or other recognized international express courier) or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express (or other recognized international express courier), two business days after so mailed, or (iv) if delivered by facsimile or electronic mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:
if to the Company, to:
NxStage Medical, Inc.
439 S. Union St., 5th Floor
Lawrence, MA 01843
Phone: (978) 687-4700
Fax: (978) 687-4825
Attn: Winifred Swan
Email: wswan@nxstage.com
With a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Fax: (650) 473-2601
Attn: Sam Zucker
if to the holder, at its address as shown on the books of the Company.
          12. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Shares issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.
          13. Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the

Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
          14. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.
          15. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.
          16. Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.
          17. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.
          18. No Impairment of Rights. The Company will not, by amendment of its certificate of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.
          19. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be valid, legal and enforceable under all applicable laws and regulations. If, however, any provision of this Warrant shall be invalid, illegal or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed to be so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Warrant or the validity, legality or enforceability of such provision in any other jurisdiction.
          20. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

NXSTAGE MEDICAL, INC.

By:
Name:
Title:

Address:	439 S. Union St., 5th Floor
Lawrence, MA 01843

Exhibit A
Notice of Exercise
1.	The undersigned hereby:
☐	elects to purchase shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

☐	elects to exercise its issuance rights pursuant to Section 2(b) of the attached Warrant with respect to shares of Common Stock of the Company.
2.	Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)
3.	The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

Dated:

APPENDIX A
Black Scholes Option Pricing formula to be used when calculating the value of the Warrant shall be:
CCorp multiplied by the number of Shares for which the Warrant could have been exercised immediately prior to the occurrence of the Change of Control Event, where:
CCorp = SCorpe-l(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2)
CCorp = value of the Warrant
SCorp = price of Company stock as determined by reference to the average of the closing prices on the Nasdaq National Market or other securities exchange upon which the Company’s stock may then be traded over the 20-day period ending three trading days prior to the closing of the Change of the Control Event, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Change of Control Event, if the Company’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.
TCorp = expiration date of the Warrant
tCorp = date of public announcement of Change of Control Event
TCorp-tCorp = time until the Warrant would have expired, but for the occurrence of the Change of Control Event, expressed in years
s = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on Nasdaq National Market or other securities exchange upon which the Company’s stock may then be traded over a 20-day trading period, determined by the holder of the Warrant, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change of Control Event, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the holder of Warrant, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change in Control Event if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.
     N = cumulative normal distribution function
d1 = (ln(SCorp/KCorp) + (r-l+ó2/2)(TCorp-tCorp)) ÷ (sÖ(TCorp-tCorp))
ln = natural logarithm

l = dividend rate of the Company for the most recent 12-month period at the time of closing of the Change of Control Event.
KCorp = strike price of warrant
r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp
d2 = d1- sÖ(TCorp-tCorp)